Exhibit 99.07

Pazoo Medical Marijuana Partner, MA & Associates LLC, Receives A Two Year Exclusive Contract From One Grower For Up To 875,000 Square Feet Of Grow

Whippany, N.J., December 18, 2014 Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to announce that MA & Associates, LLC (MA) has signed an agreement with a local marijuana grower making MA the exclusive testing lab for all proprietary marijuana grown for the next two years. MA’s customer will initially have approximately 100,000 square feet of grow with the intention of expanding its operation to 875,000 square feet of grow within the next two years.

This contract will designate MA as the exclusive testing lab with pricing and all terms firmly set. MA management feels confident that they will be testing at least 50,000 square feet of grow from this particular grower by  March 2015. As the grow facilities ramp up their operations during the next year, MA is poised to be testing a million square feet overall of grow by the end of 2015. MA feels that this transaction will give credence in the ability for MA to meet and/or exceed product testing in the eyes of comparable growers.

Both Pazoo and MA have maintained that utilizing Steep Hill Labs’ stellar technology, coupled with MA’s superlative management team, will provide a distinct competitive advantage in the market, thus making MA the ideal testing lab for the growers in Nevada.

“We are quickly establishing ourselves as the market leader in this burgeoning field.” states Antonio Del Hierro, CEO of MA & Associates, LLC. “This contract is evidence that growers want their product to be tested by a company that has proven to have the highest, most comprehensive standards in the industry.”

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: December 18, 2014